Exhibit 99.1

405 Park Avenue, 4th Floor, New York, NY 10022

Investor Relations: (866) 902-0063

www.thehealthcarereit3.com

Important Notice Regarding an Unsolicited Third Party Mini-Tender Offer

May 24, 2017

Dear Stockholder:

In the near future, you may receive unsolicited correspondence from MacKenzie Realty Capital, Inc. (“MacKenzie”) relating to their offer to purchase your shares of common stock of American Realty Capital Healthcare Trust III, Inc. (the “Company”).

You should be aware that the Company is not affiliated with MacKenzie.

The Company’s board of directors (the “Board”), including all of its independent directors, has reviewed the terms of MacKenzie’s mini tender offer, and believes that the offer price of $12.05 per share is not in the best interest of our stockholders, and recommends that you not sell your shares to MacKenzie.

To reject MacKenzie’s offer, simply ignore it. You do not need to respond or take any action.

This recommendation is being made after considering several factors, including:

•	Mini tender offers of this type, where less than 5% of a company’s shares are tendered, are subject to less stringent SEC requirements and avoid certain investor protections and disclosure. In fact, the SEC has cautioned investors that some mini-tender offers may “catch investors off guard…” The SEC has also published investor tips regarding mini-tender offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm
•	The Board believes that MacKenzie’s offer price of $12.05 significantly undervalues the Company’s shares, a fact that MacKenzie acknowledges when it states that in establishing the purchase price of $12.05 per share, MacKenzie is motivated to establish the lowest price that might be acceptable to stockholders consistent with MacKenzie’s objectives.
•	MacKenzie states that they have not made an independent appraisal of our shares or our properties, and they are not qualified to appraise real estate.
•	MacKenzie states that they have applied a significant discount to their own estimate of liquidation value of $20.17, with the intention of making a profit by holding on to the shares until the Company is liquidated, hopefully at close to their full estimated liquidation value of the shares.
•	If you sell your shares, you will no longer receive monthly distributions or otherwise have any rights with respect to the shares that you sell, although there is no guarantee that the Company will continue to pay distributions at the current level.
•	None of our directors, executive officers, subsidiaries or other affiliates intends to tender shares to MacKenzie.
•	MacKenzie incorrectly states that the Company has an infinite life and has not discussed its liquidity strategy. On the contrary, the Company’s public filings refer to the Company’s exit strategy following the completion of its primary offering. More specifically, the Company previously announced that the Board established a special committee comprised of independent directors to identify, examine, and consider a range of strategic alternatives available to the Company with the objective of maximizing shareholder value. Pursuant to this process, the special committee is engaging in discussions with respect to a potential transaction. The Board has not made a decision to enter into any transaction at this time, and there can be no assurance that the discussions and evaluation will result in a definitive agreement or that any such transaction would be approved by our stockholders.

The Company encourages you to follow the Board’s recommendation and not tender your shares to MacKenzie. If you have tendered or do tender your shares to MacKenzie, you may withdraw your tender before the expiration of the offer by sending a written or facsimile notice to MacKenzie.

Each stockholder must individually evaluate whether to tender his, her or its shares. The Board suggests stockholders carefully consider all the factors discussed in MacKenzie’s mini tender offer materials before deciding to participate. Please consult with your financial or tax advisor when considering this offer.

Please be assured that your personal information continues to be held in the same confidence we maintain in all interactions with our stockholders. MacKenzie does not have access to ANY of your personal information or account information. In accordance with SEC guidelines, we have coordinated with third parties to forward MacKenzie’s materials to you, as is.

If you have any questions or need further information about your options, please feel free to contact our Investor Relations department at 866-902-0063.

W. Todd Jensen
Interim Chief Executive Officer and President

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based. Such statements generally can be identified by our use of words such as “believes,” “may,” “will,” “can,” “intend,” “anticipate,” “estimate,” “think,” “continue,” or other similar words. Forward-looking statements speak only as of the date they are made. For a list of the factors that could cause actual results to vary materially from those expressed in these forward-looking statements, see the risks identified in the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2017, Quarterly Report on Form 10-Q filed with the SEC on May 11, 2017 and its future filings.